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EXHIBIT 10.3

                                                                        STANDARD
                                                                       CHARTERED


  STANDARD TERMS AND CONDITIONS FOR BANKING FACILITIES AND SERVICES - TC2 (04)
                 (FOR CORPORATE, SOLE PROPRIETOR & PARTNERSHIP)

Any request or application made by the Customer for the utilisation of the Facilities and/or Services is subject to and on the basis that the Customer has agreed to be bound by the Agreement (as defined below).

1. DEFINITIONS AND INTERPRETATION

1.1  In the Agreement:-
     "AGREEMENT" means the Standard Terms and Conditions for Banking Facilities and Services (including any supplement) ("STANDARD TERMS AND CONDITIONS"), any Facility Letter and any other agreement incorporating the Standard Terms and Conditions;
     "ASSETS" includes present and future properties, revenues and rights of every description;
     "BANK" means Standard Chartered Bank (Hong Kong) Limited which includes all its branches and offices wherever situated and its successors and assigns; "CUSTOMER" means the customer(s) specified in the Facility Letter and, as the case may be, any other person(s) who agree to the Standard Terms and Conditions, and where there is more than one Customer, all references to the "Customer" shall mean all such persons or any one or more of them; "EXCHANGE RATE" means the rate for converting one currency into another currency which the Bank determines to be prevailing in the relevant foreign exchange market at the relevant time, such determination to be conclusive and binding on the Customer;
     "FACILITIES" means the banking facilities (or any part of it) specified in the Facility Letter;
     "FACILITY LETTER" means the facility letter(s) (including all its schedules and appendices) issued by the Bank in relation to the Facilities extended by the Bank to the Customer, and includes references to any accession letter executed by any Customer for acceding to the Facility Letter; "HIBOR" means the Hong Kong Interbank Offered Rate quoted by the Bank for the relevant period;
     "LIBOR" means the London Interbank Offered Rate quoted by the Bank for the relevant period;
     "PRIME" means the respective rates which the Bank announces or applies from time to time as its prime rates for lending Hong Kong Dollars and United States Dollars;
     "SCB" means Standard Chartered Bank (including all its branches), and "SERVICES" means any banking services provided by the Bank or SCB to the Customer.

1.2  Unless a contrary indication appears, a reference in the Agreement to:-
     (a) a person includes an individual, a company, sole proprietorship, partnership or body unincorporated and its successors and assigns;
     (b) any document includes a reference to that document as amended, varied, supplemented, replaced or restated from time to time; and
     (c) a provision of law is a reference to that provisions as amended or re-enacted.

1.3 The obligations and liabilities of the Customer to the Bank include all its past, present and future, actual and contingent obligations and liabilities to the Bank, whether incurred alone or jointly with another.

1.4 Unless the context otherwise requires, words importing the singular include the plural and vice versa and the neuter gender includes the other genders.

1.5 The headings in the Agreement are for convenience only and are to be ignored in construing the Agreement.

2. APPLICATION

2.1 The Standard Terms and Conditions shall apply to any Facilities and Services which the Bank or SCB, in its sole discretion, may agree to make available and provide to such extent and in such manner as the Bank thinks fit.

2.2 The Standard Terms and Conditions shall be subject to such other terms and conditions which may be specified by the Bank and/or SCB from time to time in other documents, agreements or applications.



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2.3  In the event of any conflict or inconsistency between the Standard Terms and Conditions and the provisions of any agreement between the Customer and the Bank, the latter shall prevail.

3. PAYMENTS

3.1 All payments by the Customer to the Bank shall be made without any set-off, counterclaim, deduction, withholding or condition of any kind. If the Customer is compelled by law to make any withholding, or deduction, the sum payable by the Customer shall be increased so that the amount actually received by the Bank is the amount it would have received if there had been no such withholding or deduction.

3.2 Payment by the Customer to the Bank shall be in the currency of the relevant liability or, if the Bank so agrees in writing, in a different currency, in which case the conversion to that different currency shall be made at the Exchange Rate. The Customer shall be liable for any shortfall if the converted currency is less than the outstanding liability.

3.3 Any monies paid to the Bank in respect of the Customer's obligations may be applied in or towards satisfaction of the same or placed to the credit of a suspense account with a view to preserving the Bank's rights to prove for the whole of the Customer's outstanding obligations.

3.4 It any payments paid to the Bank in respect of the Customer's obligations are required to be repaid by virtue of any law relating to insolvency, bankruptcy or liquidation or for any other reason, the Bank shall be entitled to recover such sums from the Customer as if such monies had not been paid.

4. DRAWINGS AGAINST UNCLEARED EFFECTS

     If the Bank permits the Customer to draw against funds to be collected or transferred from any account(s) the Customer shall on demand reimburse the Bank in full the amount so drawn if the Bank does not receive the funds in full at the time the Bank ought to have received the same or if, after the Bank has accepted the transfer, the Bank is prevented from collecting or freely dealing with the funds in accordance with usual banking practice.

5. TREASURY FACILITIES

5.1 Any foreign exchange, options, futures, swap or other structured or derivative products ("Treasury Products") applications will only be considered by the Bank or SCB subject to its receipt of the documentation that the Bank may require from time to time. Any Treasury Products contract will be entered into by the Customer at the rate(s) quoted by the Bank at its absolute discretion.

5.2 The terms included or referred to In the relevant confirmation issued by the Bank shall apply to all Treasury Products transactions between the Customer and the Bank.

5.3 The Customer warrants that it will enter into any transaction with the Bank or SCB solely in reliance upon its own judgement and at its own risk, and the Bank shall not be responsible for any loss incurred by the Customer, whether or not acting on advice received from the Bank. The Customer further warrant that he/she understands and is aware of the risks involved.

5.4 The Treasury Products contracts amounts shall be subject to the relevant facility limit(s) (if any) stipulated in the Facility Letter and the risk exposure limit(s) set (either advised or otherwise) by the Bank or SCB from time to time.

5.5 The Bank or SCB may from time to time mark the Customer's outstanding Treasury Products contracts to market by reference to the prevailing market rate or quotation in order to calculate the Customer's gain or loss under the contracts. If the Bank or SCB determines that the Customer has incurred a loss under any such contracts by the then prevailing mark-to-market calculation, the Customer shall forthwith pay such sum or deliver such collaterals as required by the Bank to cover such loss.

5.6 The Bank or SCB has the right to dose out and/or terminate any or all outstanding Treasury Products contracts of the Customer if:
     (a) the Customer fails to perform any terms of the Agreement including its default in payment;
     (b) the outstanding contracts amounts exceed the facility limit(s) (if any) or the Bank's risk exposure limit(s);
     (c) the Customer shall become insolvent or generally suspended payment of any debt when due or subject to any bankruptcy or winding-up petition; or
     (d) any circumstances have arisen or continued which, in the Bank's opinion, might adversely affect the Bank's position under the relevant contracts.


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     Upon closing-out or termination of the Treasury Products contracts, the
     Customer shall pay to the Bank or SCB any loss incurred under those contracts. Such loss shall be determined by the Bank or SCB (acting in good faith) based on the replacement market value of the contracts so closed-out or terminated, which determination shall be binding and conclusive on the Customer.

6. SECURITY

6.1 The Bank holds all Assets of the Customer including those Assets held to the Bank's order or for account of the Customer (whether for safe custody, collection, security or for any specific purpose or generally) as continuing security for the payment and discharge of all the Customer's obligations and liabilities to the Bank.

6.2 The Bank may (at any time, without prior notice to the Customer or any other person and in such manner as the Bank thinks fit), sell, dispose of or otherwise deal with any of the Assets of the Customer the subject of the security hereby created.

6.3 The Bank may apply the net proceeds of any sale, disposition or dealing in or towards discharge of the Customer's obligations to the Bank in whatever priority that the Bank may determine.

6.4  The Customer shall, upon demand by the Bank:
     (a) provide such further security in form and value as may be required in the opinion of the Bank sufficient to secure any of the Customer's obligations to the Bank; and
     (b) execute and deliver to the Bank any documents in form and substance satisfactory to the Bank over any of the Customer's Assets as the Bank specifies in any such demand.

6.5 Save for gross negligence or wilful default, the Bank shall not be liable for any loss or damages or depreciation in value of any security granted in favour of the Bank due to the Bank's exercise of any of its rights over any security.

7. INTEREST

7.1 The Bank shall charge interest on any sum(s) outstanding or owing by the Customer from time to time. Unless otherwise specified, interest will accrue on a daily basis and shall be calculated, compounded and payable on such basis and in such manner as the Bank may determine at its absolute discretion.

7.2 Unless otherwise stipulated, a default rate of 8% per annum over Prime or the Bank's cost of funding, whichever is higher, will apply to amounts not paid when due or in excess of any facility limit.

8. COST AND EXPENSES

8.1 The Customer shall pay to the Bank on demand the commissions, fees and charges in connection with the Facilities and/or Services (including insurance cover) at the rates and in the amount and manner stipulated by the Bank. The Customer shall indemnify against the Bank for all costs and expenses (including legal costs on a full indemnity basis) in connection with the performance, perfection or enforcement of or preservation of rights under the Agreement or any security provided by the Customer or any third party in respect of the Customer's obligations to the Bank.

8.2 In the event of any prepayment of the Facilities, the Customer shall on demand fully reimburse and indemnify the Bank for the costs incurred by the Bank as a result of the prepayment. Such costs include all costs, losses, liabilities and expenses incurred or suffered by the Bank in cancelling, terminating and unwinding any arrangements previously effected by the Bank to secure funding of the Facilities concerned.

8.3 The costs and expenses are payable by the Customer notwithstanding that the Customer's applications for the Facilities are not accepted or the Facilities are cancelled, modified or withdrawn at any time before completion of the relevant transaction.



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9. INSURANCE AND VALUATION

9.1 The Customer shall maintain insurance coverage against loss and damages (insurable value and types of risks are determined by the Bank from time to time) with insurance companies acceptable to the Bank with respect to Assets in which the Bank has an interest failing which the Bank may cover the insurance at the expense of the Customer.

9.2 The Bank's interest shall be duly noted on the policies or relevant insurance documents and the amount due under any insurance shall be paid to the Bank. The Customer shall, upon request, lodge with the Bank all evidence of such insurance.

9.3 For any properties charged to the Bank, a full valuation report is required before the Facilities are utilized and an updated valuation report is required at any time that the Bank may think fit. All the valuation fees are for the account of the Customer.

10. INDEMNITY

10.1 The Customer shall indemnify the Bank and keep the Bank indemnified against all claims, demands, actions, liabilities, damages, costs, losses and expenses or other consequences which may arise or result from providing the Facilities or Services to the Customer.

10.2 The Customer shall, upon request by the Bank, forthwith appear and defend at its own cost and expense any action which may be brought against the Bank in connection with the Facilities or Services provided by the Bank to the Customer.

10.3 The Customer shall indemnify and forthwith reimburse the Bank for all payments, claims, demands, actions, losses incurred or suffered by the Bank as a result of the Bank giving any guarantee, indemnity and/or other payment undertaking issued at the request or for the account of the Customer.

11. SET-OFF

11.1 The Bank may, at any time and without notice, combine or consolidate all the Customer's accounts (whether sole or joint) with the Bank, SCB, the holding company or subsidiaries or associated companies of SCB and apply any credit balance (whether matured or not) to which the Customer is entitled in or towards satisfaction of any obligation (whether or not matured, actual, future, contingent, unliquidated or unascertained) owed by the Customer to the Bank or SCB, regardless of the currency, the place of payment or the office through which the Bank is acting.

11.2 For this purpose, the Bank is authorised to purchase, at the Exchange Rate, such other currencies as may be necessary to effect such application with the monies standing to the credit of such accounts. The Customer shall be liable for shortfall if the converted currency is less than the outstanding liability.

11.3 If any of the Customers obligations and liabilities owed to the Bank is unliquidated or unascertained, the Bank may set off an amount estimated by it in good faith to be the amount of that obligation.

12. LIEN AND POWER OF SALE

     The Bank shall have a lien on all property of the Customer coming into the possession or control of the Bank, for custody or any other reason and whether or not in the ordinary course of banking business, with power for the Bank to sell such property to satisfy any obligations owed by the Customer to the Bank.

13. DISCLOSURE

13.1 Any personal data relating to the Customer may be used and disclosed for such purposes and to such persons (whether the recipient is located in Hong Kong SAR or another country, or in a country that does not offer the same level of data protection as Hong Kong SAR) in accordance with the Bank's policies on the use and disclosure of personal data. Such policies are set out in statements, circulars, terms and conditions or notices made available by the Bank to its customers from time to time. The collected data may be used in connection with matching procedures (as defined in the Personal Data (Privacy) Ordinance). (This sub-clause does not apply if the Customer is a limited company).



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13.2 The Bank is authorized to disclose and transfer from time to time all information in connection with the Customer's accounts and business with the Bank (including credit balances and any security given) to all or any of the following persons (whether in or outside Hong Kong SAR):
     (a) SCB, the holding company of SCB and any of the offices, branches, divisions, related companies or associates of SCB or the Bank;
     (b) any actual or proposed participant or sub-participant in, or assignee or novatee of the Bank's right in relation to the Facilities and/or Customer's accounts;
     (c) agent, contractor or third party service provider which provides services of any kind to the Bank or SCB in connection with the operation of its business; and
     (d) any financial institution with which the Customer has or proposes to have dealings to enable credit checks to be conducted on the Customer.

     The Customer also consents to the disclosure of any of its information by the Bank or SCB if required or permitted to do so by any law, regulation, court order or any regulatory authority in any jurisdiction.

14. CUSTOMER'S CONSENT

     The Customer consents and acknowledges that the Bank may provide the Customer's information to any proposed or actual individual guarantor or other security provider (or their solicitors) in respect of any credit facilities extended to the Customer, including (without limitation):
     (a)  any financial information concerning the Customer;
     (b) a copy of the contract evidencing the obligations to be guaranteed or secured or a summary of such contract;
     (c) a copy of any formal demand for overdue payment which may be sent to the Customer after it has failed to settle an overdue amount; and
     (d) from time to time on request by the proposed or actual guarantor or security provider, a copy of the Customer's latest statement of account or other information showing the financial status of the Customer and/or credit facilities extended to the Customer.

15. AUTHORISATION

15.1 The Customer hereby authorises the Bank to appoint any other person (including correspondent, agent or third party contractor) in relation to the Facilities and Services and the Bank may delegate any of its powers in the Agreement to such person.

15.2 To secure due performance of obligations by the Customer under the Agreement, the Customer irrevocably and unconditionally authorises the Bank to be the Customer's true and lawful representative (with full power of delegation and substitution) to execute, sign and do all documents, acts and things (in the name of the Customer or otherwise) for carrying out any of Customers obligations or for exercising the Bank's rights under the Agreement.

15.3 The Customer irrevocably authorises the Bank to debit any of its accounts maintained with the Bank for any sums due or owing to the Bank.

16. STATEMENT BY THE BANK

     A statement issued by the Bank as to the amount at any time owing by the Customer to the Bank, save for manifest error, shall be conclusive evidence for all purposes.

17. LIMITATION ON LIABILITY

     The Bank, its agent and correspondent shall not be liable to the Customer for any action taken or not taken by them unless directly caused by their gross negligence or wilful misconduct.

18. CONTINUING AGREEMENT, WAIVERS AND REMEDIES

     This is a continuing agreement and the rights of the Bank hereunder.-
     (a)  may be exercised as often as necessary;
     (b) are cumulative and not exclusive of its rights under any other agreement and the general law; and
     (c)  may be waived only in writing and specifically.

     Delay in exercising or non-exercise of any such rights is not a waiver of that right.



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19. SEVERABILITY

     If any provision of the Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect the legality, validity or enforceability of any other provision of the Agreement or the legality, validity or enforceability of such provision in any other jurisdiction.

20. VARIATION

     The Bank may, at its absolute discretion, by notice to the Customer vary, amend or supplement any of the terms of the Agreement (including without limitation, the basis of calculation of any interest, charges, commissions or fees). Such variation, amendment or supplement shall take effect on the date of the notice setting out details of such variation, amendment or supplement or, if later, the date specified in the notice.

21. CHANGE IN CONSTITUTION OR PARTNERSHIP

21.1 All securities, agreements, obligations given or undertaken by the Customer shall continue to be valid and binding notwithstanding any change in the constitution of the Customer or the Bank, by amalgamation, consolidation, reconstruction or otherwise.

21.2 If the Customer is a partnership, the dissolution of the partnership for any reason shall not affect the liabilities of the Customer as partner(s) until the Bank receives written notice from the Customer to such effect but no notice shall affect the Customer's liability for any transaction made prior to the Bank's receipt of such notice.

21.3 In the case of the death of a partner, the liability of the estate of the deceased partner to the Bank shall cease only with regard to transactions made with the Bank subsequent to the receipt by the Bank of written notice of the death of the deceased partner.

22. ASSIGNMENT

22.1 The Customer may not assign or transfer all or any of its rights, benefits or obligations under or referred to in the Agreement without the Bank's prior written consent.

22.2 The Bank may at any time assign or transfer to any person all or any of its rights, benefits or obligations under or referred to in the Agreement or change its lending office.

23. NOTICES

23.1 Any notice given by the Bank to the Customer shall be deemed to have been received:-
     (a)  if delivered personally, at the time of delivery;
     (b) if sent by post, two or seven working days after posting to an address in Hong Kong SAR or overseas respectively, and
     (c)  if by facsimile, at the time of transmission.

23.2 The address and/or facsimile number of the Customer are those set out in the Facility Letter or any other agreement(s) submitted by the Customer or those last known to the Bank.

23.3 Any notice by the Customer to the Bank shall be in writing and shall be deemed to have been given only on actual receipt.

24. GOVERNING LAW AND JURISDICTION

24.1 The Agreement is governed by and shall be construed in accordance with the laws of Hong Kong SAR. The Customer hereby irrevocably submits to the non-exclusive jurisdiction of the Hong Kong SAR courts.

24.2 It the Customer is not ordinarily resident in Hong Kong SAR or a company incorporated under the laws of Hong Kong SAR or a foreign company registered under the Companies Ordinance (Cap.32, Laws of Hong Kong), the Customer hereby appoints a process agent (as notified to the Bank) to accept service of any legal process in Hong Kong SAR on behalf of the Customer in connection with the Agreement. The Customer agrees that any writ, summons, order, judgment or other document shall be deemed duly and sufficiently served on the Customer when left at or sent by post to the address of the process agent last known to the Bank. The foregoing shall not limit the Bank's right to serve process on the Customer by any other mode of service.


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                       TRADE FINANCE SUPPLEMENT - TCT (04)

This Supplement forms an integral part of the Standard Terms and Conditions for Banking Facilities and Services ("Standard Terms and Conditions") of Standard Chartered Bank (Hong Kong) Limited. Except otherwise defined, the words defined in the Standard Terms and Conditions shall have the same meanings when used in this Supplement.

1. APPLICATION

1.1 Each documentary credit shall be subject to the Uniform Customs and Practice for Documentary Credits ("UCP") of the International Chamber of Commerce ("ICC") (including eUCP, if applicable) as are in effect from time to time.

1.2 Each standby letter of credit shall be subject to the UCP or International Standby Practices ("ISP") of the ICC (as stipulated in the relevant application form(s) or the text of the instrument) as are in effect from time to time.

1.3 Each guarantee, bond or payment undertaking issued by the Bank shall be subject to ISP, Uniform Rules for Demand Guarantees ("URDG") of the ICC as are in effect from time to time or the governing law as stipulated in the relevant application form(s) or the text of the instrument.

1.4 Collection (either documentary or clean) shall be subject to the Uniform Rules for Collections ("URC") of the ICC as are in effect from time to time.

1.5 In the event of any conflict or inconsistency between the Agreement and the UCP, ISP, URC, URDG or any other ICC rules, the Agreement shall prevail.

2. COMMERCIAL DOCUMENTARY CREDITS/STANDBY LETTERS OF
CREDIT/GUARANTEES/BONDS/INDEMNITIES OR THE LIKE (THE "PAYMENT UNDERTAKINGS")

2.1 The Bank is authorized to accept and pay all documents drawn or purporting to be drawn and presented or negotiated under each of the Payment Undertakings issued by the Bank.

2.2 The Bank may restrict negotiations of any documentary credit or standby letter of credit to its own offices or to any correspondent or agent of its choice.

2.3 The Customer will reimburse the Bank on demand any amount paid by the Bank and will pay the Bank no later than the applicable date an amount equal to the amount due under each of the Payment Undertakings issued by the Bank or any bills of exchange accepted by the Bank under any inward collection transactions.

2.4 The Customer agrees that the Bank is fully entitled to reject any discrepant documents presented under any of the Payment Undertakings notwithstanding that the Customer may have waived such discrepancies.

2.5 The Customer agrees that the Bank may, at its sole discretion and without notice or consent from the Customer, amend the terms and conditions submitted by the Customer and/or insert additional terms and conditions into the Payment Undertakings as the Bank thinks appropriate including cancellation of the whole or any unused balance of any Payment Undertakings issued by the Bank.

2.6 The Customer agrees and undertakes to examine the customer copy of each of the Payment Undertakings issued by the Bank and irrevocably agrees that failure to give a notice of objection about the contents of the Payment Undertakings within 90 calendar days after the sending of the customer copy of the Payment Undertakings to the Customer by the Bank shall be deemed to have agreed to waive any rights to raise objections or pursue any remedies against the Bank in respect thereof.



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3. PLEDGE OF GOODS

3.1 In consideration of the Facilities and/or Services, the Bank shall have a pledge on (i) the goods and (ii) the documents, bills of exchange, negotiable instruments, documents of title, transport documents, insurance policies, delivery orders, godown warrants and any other documents processed or handled through the Bank ("Documents"), until all the obligations owed by the Customer to the Bank have been fully discharged.

3.2 The pledge shall be a continuing security in addition to any other security held by the Bank and the Bank is authorised to sell, dispose of or otherwise deal with any of the goods or Documents subject to the pledge.

3.3 The risks in the goods shall be with the Customer and the Bank shall not be responsible for any loss or damage or depreciation in value of any goods or Documents held by the Bank as security.

4. BACK-TO-BACK CREDIT

4.1 If the Bank issues any documentary credit for the account of the Customer ("Back-to-Back Credit") against the support of a documentary credit issued in favour of the Customer ("Master Credit"), the Bank is authorised (but not obliged) to:-
     (a) retrieve the documents presented under the Back-to-Back Credit and to take any actions that the Bank thinks appropriate for the drawing of the Master Credit;
     (b)  negotiate or discount the Master Credit; and
     (c) apply the proceeds of the Master Credit to pay the corresponding drawing(s) under the Back-to-Back Credit irrespective of discrepancies in any of the presented documents (all of which, if any, are hereby waived).

4.2 The Customer shall not, without the Bank's prior written consent, assign the proceeds of any Master Credit to any other party.

5. ASSIGNMENT OF EXPORT CREDIT PROCEEDS

     If the Bank makes a loan to the Customer against an export documentary credit deposited by the Customer with the Bank or issues a Back-to-Back Credit against such export documentary credit, the Customer shall absolutely assign all its rights, title, interest and benefits in and to all the proceeds of such documentary credit as continuing security for the payment and discharge of the Customer's obligations and liabilities to the Bank. All monies received by the Bank in respect of such documentary credit shall be applied to discharge the obligations and liabilities of the Customer in such order and manner as the Bank determines.

6. EXPORT DOCUMENTS

6.1 Notwithstanding the provisions of the UCP or other ICC rules, the Customer hereby expressly agrees that the Bank will have full recourse against it and it will reimburse the Bank on demand for any advances (including purchase, negotiation or financing of any draft(s) and/or documents) against any Documents which have not been duly taken on presentation or in respect of which payment has not been duly made to the Bank on the due date due to whatever reason.

6.2 The Customer will refund to the Bank on demand for any monies received by the Customer under any guarantee or indemnity countersigned or issued by the Bank covering discrepancies of the Documents if such Documents are subsequently not accepted or not paid due to whatever reason.

7. BILLS OF EXCHANGE NEGOTIATION

7.1 If the Bank agrees to purchase or negotiate any bills of exchange or negotiable instruments of which the Customer is a party, the Customer agrees to guarantee the full payment at maturity of such instruments and to indemnify the Bank against any losses or expenses on a full indemnity basis.

7.2 The Customer agrees to waive the requirement for the Bank to give notice of dishonour and/or to note and protest any dishonoured instruments without affecting the Bank's right of recourse against the Customer.



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8. PRE-SHIPMENT LOAN

8.1 In respect of any pre-shipment loan application, the Customer undertakes to present to the Bank the Documents for negotiation/presentation properly drawn and conforming to the terms and conditions of the export documentary credit referred to in such application as soon as available and in any case not later than the latest presentation period stipulated in the credit.

8.2 If the Customer fails to deliver the Documents to the Bank on or before the agreed date mentioned above, the Customer shall immediately pay to the Bank in full all advances made by the Bank pursuant to the relevant pre-shipment loan together with all interest accrued.

9. RELEASE OF PLEDGED GOODS

     If any goods or Documents relating to goods pledged to the Bank are released to the Customer or to its order, the Customer shall execute and deliver to the Bank trust receipts in form and substance satisfactory to the Bank together with any other documentation that the Bank may require.

10. TRUST RECEIPTS

10.1 For shipping or other documents in respect of such pledged goods which have been handed over to the Customer, the Customer shall hold such goods, bills of lading or other transport documents, certificates or receipts on trust for the Bank and shall sign a trust receipt agreement in the form required by the Bank. The Bank and/or its agent may at any time inspect such goods and take possession thereof and the Customer shall arrange for the inspection and possession by the Bank.

10.2 For goods held by the Customer on trust for the Bank, the Customer shall dispose of such goods only to bona fide buyers for full value and on normal commercial terms. Proceeds of the goods shall be received and held by the Customer on trust for the Bank.

11. SHIPPING GUARANTEES

11.1 If the Bank, at the request of the Customer, countersigns or issues letters of guarantee or indemnity covering the release of goods without production to the shipping companies, carriers or forwarding agents of the relevant bills of lading or other transport or title documents, the Customer undertakes that:
     (a) it will use its best endeavours to obtain the relevant bills of lading, transport or title document;
     (b) upon receipt of the bills of lading, transport or title documents, the Customer shall deliver them to the Bank and procure the release of the Bank from any shipping guarantee or indemnity given and the return of the relevant shipping guarantee or indemnity to the Bank for cancellation;
     (c) it will waive all discrepancies that may appear in the import documents and accept all such documents presented under the relevant documentary credit; and
     (d) it will, on demand by the Bank, deposit with the Bank such sum of money or security equal to the Bank's obligations in respect of the shipping guarantees or indemnities given by the Bank until they are released and returned to the Bank.

11.2 The Customer authorizes the Bank to honour any relevant drawings without examining the presented Documents and to endorse and countersign in the Customer's name or otherwise all relevant bills of lading, title documents, transport documents, insurance documents or any negotiable instruments as the Bank thinks appropriate.

12. CUSTOMER'S UNDERTAKINGS

     The Customer represents and undertakes to the Bank that:-
     (a) it will provide the Bank with evidence of insurance acceptable to the Bank for all the transactions that the Customer is responsible for covering the relevant insurance;
     (b) it will not accept or reject any amendments to any Master Credit, Back-to-Back Credit or export documentary credit under which any pre-export credit facility is provided without the Bank's prior written consent;


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     (c)  it is the sole beneficial owner of the goods and Documents and no goods or Documents pledged or hypothecated to the Bank are or shall be subject to any lien or charge in favour of any other person;
     (d) it will pay all costs of and incidental to the transportation, insurance and storage of the goods and the cost of compliance with any reserve or similar requirement which may be imposed on or in connection with any Payment Undertakings;
     (e) it shall pay default interest on any sum due but unpaid by the Customer in connection with the trade finance facilities at the rate of 4% per annum above the interest rate charged on the trade finance facilities provided to the Customer or at such other rate stipulated by the Bank in the Facility Letter (if any);
     (f) it will not encumber, transfer, sell, dispose of or otherwise deal with the Documents and/or the goods except as directed by or with the prior consent of the Bank;
     (g) it will not take any action which might prejudice the value of the goods and/or the effectiveness of the pledge;
     (h) it will keep the goods and/or the sales proceeds of the goods separate from any other property or accounts respectively of the Customer or other persons;
     (i) it will, at the request of the Bank, provide the Bank with such information concerning the Documents, and any sales proceeds of the goods shall be held on trust for the Bank;
     (j) it will keep the Bank informed of the whereabouts of the goods and of any change in the condition, market price, quality or quantity of the goods; and
     (k) it will execute such documents and performs such acts as the Bank may consider expedient in connection with the exercise of its powers and rights hereunder.

13. AUTHORISATIONS

     The Customer hereby expressly authorises the Bank:-
     (a) to make payment forthwith when due or on demand under any Payment Undertakings issued by the Bank and to debit the Customer's accounts for such payment without reference to the Customer or any other person;
     (b) to apply any export proceeds or monies received by the Bank for the Customer to discharge any sum owing or payable to the Bank by the Customer in such order and manner that the Bank determines;
     (c)  to land, ship, store, insure and to inspect the goods at any time; and
     (d) to notify any other person of its interest in the Documents and the goods.

14. LIMITATION ON LIABILITY

14.1 The Bank and/or its agent, acting in good faith and in accordance with its normal policy or practice is entitled to honour claims drawn under any documentary credit or standby letter of credit issued by the Bank at the request of the Customer notwithstanding that the Bank and/or its agent is not obliged or ought to reject such claims under the documentary credit or standby letter of credit and/or the applicable edition of UCP, ISP or other ICC rules on the ground that there are discrepancies.

14.2 The Bank is not responsible for any goods, Documents or items in its possession beyond the exercise of reasonable care and shall not be held liable for the default or negligence of any selected agent or correspondent or for any losses incurred in transit.